Exhibit 99.1

CorMedix Inc. Reports THIRD Quarter AND NINE MONTH 2024 Financial Results and Provides Business Update

‒ Q3 2024 Net Revenue of $11.5 million ‒

‒ Commercializing DefenCath with Four of Top Five US Dialysis Providers ‒

‒ Conference Call Scheduled for Today at 8:30 a.m. Eastern Time ‒

Berkeley Heights, NJ – October 30, 2024 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for life-threatening diseases and conditions, today announced financial results for the third quarter and nine months ended September 30, 2024 and provided an update on its business.

Recent Corporate Highlights:

●	CorMedix today reports its first full quarter of DefenCath sales since commencing outpatient launch in July 2024. The Company reported net sales of $11.5 million for the third quarter, largely driven by successful implementation by an initial anchor customer, a mid-sized dialysis operator.

●	During the third quarter, CorMedix announced commercial agreements with a large dialysis operator and two new mid-sized dialysis operators and now has commercial agreements providing access to roughly 60% of outpatient dialysis centers in the US. CorMedix is actively working with these customers to initiate DefenCath utilization in the 4th quarter of 2024.

●	The Company has started to see pull-through of units to inpatient facilities as health systems begin to complete P&T reviews and provide patients access to DefenCath. CorMedix remains focused on building brand advocacy with key opinion leaders in this setting of care.

●	• Following FDA feedback, the Company is in the final stages of amending the clinical study protocol for Total Parenteral Nutrition, or TPN, and anticipates FDA submission by mid-November to align with our plans to operationalize the study in the first half of 2025. In addition, CorMedix remains on track with a real-world evidence study, the pediatric hemodialysis study, and the expanded access program for DefenCath.

●	Cash and short-term investments, excluding restricted cash, at September 30, 2024 amounted to $46.0 million.

Joe Todisco, CorMedix CEO, commented, “I am excited about the Company’s recent progress as we execute on our launch objectives and increase patient access to DefenCath across settings of care. Having established patient access at roughly 60% of outpatient dialysis clinics in the US, I’m optimistic about the opportunity for DefenCath as we shift focus toward 2025. We have several important clinical initiatives commencing early next year aimed at expanding indications for DefenCath beyond adult hemodialysis, providing an important catalyst for future growth.”

Third Quarter and Nine Months 2024 Financial Highlights

For the third quarter of 2024, CorMedix recorded $11.5 million in net revenue from sales of DefenCath for the first full quarter sales since DefenCath was launched in 2024. For the third quarter of 2024, CorMedix recorded a net loss of $2.8 million, or $0.05 per share, compared with a net loss of $9.7 million, or $0.17 per share, in the third quarter of 2023, a decrease of $6.9 million or 72%. The decrease in net loss was driven primarily by the launch of DefenCath and net sales in the period.

Operating expenses in the third quarter 2024 were $14.1 million, compared with $10.5 million in the third quarter of 2023, an increase of approximately 34%.  The increase was driven by higher selling and marketing (S&M) and general and administrative (G&A) expenses which increased approximately 66% and 76%, respectively. These increases were partially offset by a decrease in research and development (R&D) expenses of approximately 73%. The increases in S&M and G&A were primarily driven by increased marketing efforts and the hiring of sales force, medical affairs and marketing personnel in support of the commercial launch of DefenCath. Additionally, as a result of the post FDA approval commercial operations, costs related to medical affairs and certain personnel expenses that supported R&D efforts prior to the FDA approval of DefenCath have been recognized primarily in G&A expense during the three months ended September 30, 2024.

For the nine months ended September 30, 2024, CorMedix recorded a net loss of $31.4 million, or $0.54 per share, compared with a net loss of $31.6 million, or $0.65 per share, in the same period in 2023, a decrease of $0.2 million, or 0.6%, driven primarily by $12.3 million in net revenue and proceeds received from the sale of our unused New Jersey net operating losses, offset by an increase in operating expenses.

Operating expenses in the first nine months of 2024 were $45.5 million, compared to $33.3 million during the comparative period in 2023, an increase of approximately 37%. This increase was primarily due to costs related to marketing and commercial activities in support of the launch activities of DefenCath, partially offset by a decrease in R&D expenses, attributable to the marketing approval of DefenCath.

The Company reported cash and short-term investments of $46.0 million as of September 30, 2024, excluding restricted cash. The Company believes that it has sufficient resources to fund operations for at least twelve months from the issuance of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, October 30, 2024, at 8:30AM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information are as follows:

Wednesday, October 30th @ 8:30am ET

Domestic:	1-844-481-2557
International:	1-412-317-0561
Webcast:	Webcast Link

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on commercializing its lead product DefenCath® (taurolidine and heparin) which was approved by the FDA on November 15, 2023. CorMedix commercially launched DefenCath in inpatient settings in April 2024 and in outpatient settings in July 2024. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects should be considered forward-looking statements. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, and readers are directed to the Risk Factors identified in CorMedix’s filings with the SEC, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and such forward-looking statements speak only as of the date of this press release. Investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors

daniel@lifesciadvisors.com
(617) 430-7576

CorMedix Inc. and SubsidiarIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue
Revenue, net	$11,456,115	$-	$12,262,234	$-
Cost of revenues	(686,598)	-	(2,014,975)	-
Gross profit (loss)	10,769,517	-	10,247,259	-
Operating Expenses
Research and development	(727,119)	(2,663,976)	(2,215,551)	(10,866,236)
Selling and marketing	(6,748,900)	(4,058,428)	(20,472,961)	(9,955,651)
General and administrative	(6,580,834)	(3,744,879)	(22,851,144)	(12,467,157)
Total operating expenses	(14,056,853)	(10,467,283)	(45,539,656)	(33,289,044)
Loss from Operations	(3,287,336)	(10,467,283)	(35,292,397)	(33,289,044)
Other Income (Expense)
Total other income	510,524	722,929	2,503,203	1,703,846
Net Loss Before Income Taxes	(2,776,812)	(9,744,354)	(32,789,194)	(31,585,198)
Tax benefit	-	-	1,394,770	-
Net Loss	(2,776,812)	(9,744,354)	(31,394,424)	(31,585,198)
Other Comprehensive Income (Loss)
Total other comprehensive income (loss)	3,389	(6,298)	(4,988)	1,656
Other Comprehensive (Loss) Income	$(2,773,423)	$(9,750,652)	$(31,399,412)	$(31,583,542)
Net Loss Per Common Share – Basic and Diluted	$(0.05)	$(0.17)	$(0.54)	$(0.65)
Weighted Average Common Shares Outstanding – Basic and Diluted	58,825,221	56,553,174	57,986,190	48,715,585

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

	September 30, 2024	December 31, 2023
	(Unaudited)	(Audited)

ASSETS
Cash, cash equivalents and restricted cash	$35,391,222	$43,823,192
Short-term investments	$10,743,562	$32,388,130
Total Assets	$77,586,194	$82,059,957

Total Liabilities	$18,873,926	$11,917,528
Accumulated deficit	$(353,094,437)	$(321,700,013)
Total Stockholders’ Equity	$58,712,268	$70,142,429

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2024	2023

Cash Flows from Operating Activities:
Net loss	$(31,394,424)	$(31,585,198)
Net cash used in operating activities	(45,000,117)	(27,663,786)
Cash Flows Used in Investing Activities:
Net cash provided by (used in) investing activities	21,534,874	(17,659,477)
Cash Flows from Financing Activities:
Net cash provided by financing activities	15,033,751	55,449,154
Net (Decrease) Increase in Cash and Cash Equivalents	(8,431,970)	10,126,276
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	43,823,192	43,374,745
Cash and Cash Equivalents and Restricted Cash - End of Period	$35,391,222	$53,501,021